As filed with the Securities and Exchange Commission on July 15, 2019

Registration No. 333-163636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FISERV, INC.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1506125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Fiserv Drive

Brookfield, Wisconsin 53045

(Address of Principal Executive Offices)(Zip Code)

Fiserv, Inc. Amended and Restated

Employee Stock Purchase Plan

(Full Title of the Plan)

Robert W. Hau

Chief Financial Officer and Treasurer

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to: Benjamin F. Garmer, III John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Registration Statement No. 333-163636 on Form S-8 (the “Registration Statement”) covered 10,200,000 shares (as of the date of filing of the Registration Statement) of common stock, par value $0.01 per share, of Fiserv, Inc., a Wisconsin corporation (“Fiserv”), issuable by Fiserv pursuant to the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan.

The offering contemplated by this Registration Statement has been terminated. Pursuant to the undertakings contained in Part II of the Registration Statement, Fiserv is removing from registration, by means of a post-effective amendment to the Registration Statement, any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on July 15, 2019.

FISERV, INC.

By:	/s/ Robert W. Hau
Robert W. Hau
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No.1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.